SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 8, 2014

One Horizon Group, Inc.
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-10822	46-3561419
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

Weststrasse 1, Baar, Switzerland, CH6340
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

011 41 41 760 5820
 (ISSUER TELEPHONE NUMBER)

Copies to:

Hunter Taubman Weiss LLP
130 w. 42nd Street, Suite 1050
 New York, NY 10036
Tel: 212-732-7184

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 –Corporate Governance and Management

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective as of January 8, 2014 ( the “Effective Date”) , the Board of Directors of One Horizon Group, Inc. (the “Company” or “One Horizon”), appointed Robert Paul Vogler to serve as independent directors for a term starting from January 8, 2014 until the date of the removal or resignation from his position as a director of the Company.

Mr. Vogler has a long-standing history as a successful executive and business owner. He also has extensive experiences and practices as an accounting specialist.  Mr. Vogler has been the owner and Chairman of the Board of Kreivo AG, an accounting and bookkeeping company serving Swiss companies in a variety of industries with operations throughout Europe since 1974. Mr. Vogler has served on the Boards of other Swiss accounting firms such as RV Revisions AG, Impe Zug AG and also served as President of Lüfta Baar, a HVAC Company also based in Switzerland. Mr. Vogler is not a director of any public companies except One Horizon.

Pursuant to director agreement with the Company, Mr. Vogler will receive a fee of US$1,500 per month. The Company will also reimburse Mr. Vogler for expenses related to his attending meetings of the board, meetings of committees of the board, executive sessions and shareholder meetings.

Mr. Vogler does not have any family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Vogler had, or will have, a direct or indirect material interest.  The Board of Directors of the Company have determined that Mr. Vogler meets the criteria for “independence” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rule. Copy of the agreement by and between the Company and Robert Paul Vogler are attached hereto as Exhibits 10.1.

Section 9 –Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits

Exhibit No.	Description

10.1	Director Agreement between the Company and Robert Vogler dated January 8, 2014

99.1	Press Release dated January 13, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE HORIZON GROUP, INC.

Date: January 13, 2014	By:	/s/ Martin Ward
Martin Ward
Chief Financial Officer